UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2015

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 310 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
On June 30, 2015, American Midstream Partners, LP (the “Partnership”) entered into a Second Series A-2 Convertible Preferred Unit Purchase Agreement (the “Second Series A-2 Unit Purchase Agreement”) with Magnolia Infrastructure Partners, LLC pursuant to which the Partnership issued in a private placement Series A-2 Units (the “Series A-2 Units”) representing limited partnership interests in the Partnership for approximately $25 million in aggregate proceeds (the “Series A-2 Issuance”). The Series A-2 Units were issued in a private placement in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and the safe harbor provided by Rule 506 of Regulation D promulgated thereunder. The Series A-2 Units are immediately convertible into common units of the Partnership (“Common Units”) on a one-for-one basis at the request of the holder of the Series A-2 Units.
The foregoing description of the Second Series A-2 Unit Purchase Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Second Series A-2 Unit Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1. The Second Series A-2 Unit Purchase Agreement contains customary representations, warranties, covenants and agreements by the Partnership and other parties thereto, indemnification obligations of the Partnership and other parties thereto, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Second Series A-2 Unit Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Second Series A-2 Convertible Preferred Unit Purchase Agreement dated June 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ Daniel C. Campbell
Name:	Daniel C. Campbell
Title:	Senior Vice President and Chief Financial Officer
July 2, 2015

EXHIBITS INDEX

Exhibit Number	Description
10.1	Second Series A-2 Convertible Preferred Unit Purchase Agreement dated June 30, 2015

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